Exhibit 10.1

CHINA SHANDONG INDUSTRIES INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of September 7, 2011, by and between China Shandong Industries Inc., a Delaware corporation (the “Company”) and Jinliang Li (the “Employee”).

The parties hereto agree as follows:

1.           Option.

(a)           Option Grant. The Company hereby grants to Employee, an option (the “Option”) to purchase up to 2,000,000 shares (the “Option Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price per share equal to $0.40 (the “Option Price”). The Option Price and the number of Option Shares issuable upon exercise of the Option will be proportionately adjusted for any share split, share dividend, reclassification or recapitalization of the Common Stock which occurs subsequent to the date of this Agreement. The Option will expire on the close of business on the tenth anniversary of the date of this Agreement.

(b)           Exercisability. The Option shall not be exercisable prior to September 7, 2011.  On September 7, 2011, the Option shall become fully vested and exercisable with respect to all of the Option Shares.

(c)           Procedure for Exercise. At any time after all or any portion of the Options granted hereunder have become exercisable with respect to any Option Shares and prior to the close of business on the eleventh anniversary of the date of this Agreement, Employee may exercise all or any portion of the Option granted hereunder with respect to Option Shares vested pursuant to Section 1(b) above by delivering written notice of exercise to the Company (the “Exercise Notice”), which Exercise Notice is attached hereto as Exhibit A, together with payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Option Shares to be acquired multiplied by the Option Price.  In the event that, at the time of the exercise of the Option, the Option Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Employee will deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

(e)           Securities Laws Restrictions. Employee represents that when Employee exercises any portion of the Option he or she will be purchasing the Option Shares represented thereby for Employee's own account and not on behalf of others. Employee understands and acknowledges that U.S. federal, state and foreign securities laws govern and restrict Employee’s right to offer, sell or otherwise dispose of any Option Shares unless Employee's offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration thereunder. Employee agrees that he or she will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable U.S. or local securities law. Employee further understands that the certificates for any Option Shares which Employee purchases will bear the legend set forth in the Exercise Notice or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(f)           Limited Transferability of the Option. The Option granted hereunder is personal to Employee and is not transferable by Employee except pursuant to the laws of descent or distribution. Only Employee or his or her legal guardian or representative may exercise the Option granted hereunder.

2.            Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:	China Shandong Industries Inc.
No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, 274400 China
Attention: Chief Financial Officer

If to the Employee, to the address on file with the Company.

3.           Third Party Beneficiaries; Successors and Assigns. The parties hereto acknowledge and agree that, except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns (including subsequent holders of Option Shares).

4.           Complete Agreement. This Agreement and the other documents referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5.           Counterparts. This Agreement may be executed in separate counterparts, each of which may be delivered via facsimile and is deemed to be an original, and all of which taken together constitute one and the same agreement.

6.           Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

7.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

8.           Tax Treatment. Neither party makes any representations or warranties to the other party with respect to the tax treatment of the transactions contemplated hereby.

9.           Language. If Employee has received this Agreement or any other document related hereto translated into a language other than English and if the translated version is different than the English version, the English version will control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHINA SHANDONG INDUSTRIES INC.

By:
Name:	Jinliang Li,
Title:	Chairman and Chief Executive OfficerTitle

EMPLOYEE:

Jinliang Li